Kandi Technologies Announces Conclusion of SEC Investigation

Jinhua, China--(February 17, 2015) - Kandi Technologies Group, Inc. ("Kandi" or the "Company") announced today that it received a letter dated February 9, 2015 from the staff of the Enforcement Division of the U. S. Securities and Exchange Commission (the "SEC") advising that the Division has concluded its investigation of Kandi and, based on information received to date, does not intend to recommend to the Commission that any enforcement action be brought against Kandi. This formally concludes the SEC's investigation that commenced in 2013. As previously disclosed, Kandi received notice of a formal investigation and a subpoena dated November 21, 2013 in connection with the SEC's investigation.

Hu Xiaoming, Kandi's Chairman of the Board and Chief Executive Officer commented: "We are extremely pleased that the SEC has concluded its investigation, particularly since its existence was the subject of much misleading and harmful press by those holding short positions in the Company's securities. We respect the SEC and its mandate to protect investors, and cooperated in its investigation. As I have stated before, Kandi's management's primary interests have always been twofold – shareholder protection and building a solid foundation for the continued long term growth of the Company. We will continue to pursue those goals with transparency and in compliance with all applicable laws and regulations.”

About Kandi Technologies Group, Inc.

Kandi Technologies Group, Inc. (NASDAQ GS: KNDI), headquartered in Jinhua, Zhejiang Province, is engaged in the research and development, manufacturing and sales of various vehicle products. Kandi has established itself as the one of the world's largest manufacturers of pure electric vehicle ("EV") products, Go-Kart vehicles, three-wheel motorcycles and utility vehicles (UTVs), among others. More information can be viewed at its corporate website at http://www.kandivehicle.com. Kandi routinely posts important information on its website.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Kandi Technologies Group, Inc.

Ms. Kewa Luo
Phone: 1-212-551-3610
Email: IR@kandigroup.com